Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today - Friday, August 3, 2012 at 10:00 AM ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 90 days.

Dial-in number:	800/272-9104 (no pass code required)

Ballantyne Reports Diluted Q2 EPS of $0.13 on

Net Revenues of $47 Million

OMAHA, Nebraska (August 3, 2012) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment, today reported financial results for the second quarter ended June 30, 2012.

Second Quarter Highlights

•                  Net revenues increased 24% to $46.7 million, compared to $37.6 million in Q2 2011 including 13% growth in our Cinema service business

•                  Operating income was $2.5 million, which includes a $0.5 million gain from the sale of the Company’s manufacturing facility

•                  Achieved diluted earnings per share of $0.13, compared to $0.17 per share in Q2 2011

Second Quarter Results

Ballantyne Strong’s net revenues increased 24% to $46.7 million, led by a 42% year-over-year increase in digital product sales as the cinema industry digital roll-out continues.  Cinema service revenues grew 13% to $3.3 million, compared to Q2 2011 levels, reflecting the Company’s continued focus on further expanding its after-sale maintenance and Network Operations Center 24/7 monitoring businesses, in addition to digital projection system installation and integration work.

Cinema screen sales were $3.3 million for the quarter compared to $4.8 million in Q2 2011.  The revenue decline is related to the acceleration of screen purchases in the first half of 2011 as exhibitors were preparing for the upcoming slate of 3-D movie releases.

Consolidated gross profit decreased 6% to $6.4 million, representing a 13.6% gross margin on net revenues, compared to gross profit of $6.8 million, or 18.0% of net revenues in the year-earlier period.  The reduction was primarily attributable to a higher concentration of lower-margin digital equipment sales, a lower concentration of higher-margin screen sales and a competitive digital equipment pricing environment.

The Company’s earnings of $1.8 million included a $0.5 million contribution from the sale of the Company’s film projector manufacturing facility, previously classified as assets held for sale.  Net earnings were $1.8 million, or $0.13 per diluted share, versus net earnings of $2.5 million, or $0.17 per diluted share in Q2 2011.

Selling expenses of $1.2 million were essentially flat when compared to $1.0 million in Q2 2011.  General and administrative expenses increased to $3.1 million from $2.1 million in Q2 2011.  The general and administrative costs were impacted by one-time costs associated with the transformation of the business and expansion of global products and services as announced in early 2012.  In addition to the one-time costs associated with the transformation, there were favorable infrequent adjustments in 2011.  The Company expects to see the SG&A returning to normal in the next quarter.

Six-Month Results

Net revenues rose approximately 31% to $90.7 million, leading to a gross profit of $12.7 million, or 14% of net revenues, compared to gross profit of $12.8 million, or 18.5% of net revenues in the comparable prior-year period.  Net earnings were $4.3 million, or $0.30 per diluted share, compared to net earnings of $4.0 million, or $0.28 per diluted share in the first half of 2011.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end was $35.9 million, compared to $37.3 million at March 31, 2012 and $39.9 million at year-end.  The first half cash balance decline was primarily due to a combination of $2.7 million used to purchase approximately 558,100 shares under the Company’s previously announced stock repurchase program, payment of the 2011 tax liability along with the quarterly estimates, a reduction in accounts payable, and to a lesser extent to support an increase in inventory.  This was partially offset by a decline in Ballantyne’ s accounts receivable balance along with proceeds received for the sale of the film assets and distribution from the DLII Joint Venture.

Commenting on the Company’s Q2 operating results, President and CEO Gary L. Cavey stated, “We had a solid quarter and continue to achieve success in the digital cinema infrastructure sector, providing turnkey projection system solutions along with a full complement of cinema-related services for our exhibitor clients.

“Earlier this year, we made a strategic decision to shift the Company’s focus to higher-margin products and services. While this shift is still ongoing and our margins currently reflect the high concentration of low margin digital equipment, we are pleased with the progress we are making both in our ability to continue expanding our services footprint as well as our efforts to reignite our lightning division.  We recorded a double digit gain from our digital cinema services business in the quarter and are actively exploring the addition of new, non-cinema services to add to our capabilities.”

Mr. Cavey concluded, “We believe these recent initiatives provide us with the best path forward for Ballantyne and its customers as the cinema industry continues to go through a rapid transformation.  Additional revenue from these key areas is critical to our future success and we are committed to further expanding awareness of these offerings, while keeping a sharp eye on corporate operating expenses.  In addition, we are also evaluating a strategy of expanding the geographic footprint of our cinema and related services business internationally.  As our industry increasingly crosses geographic borders and new technology raises worldwide theatrical competition, Ballantyne intends to maintain its status as the leading provider of one-stop products and services to the global cinema industry by remaining ahead of the curve.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Mary A. Carstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	J C I R
402/453-4444	212/835-8500 or btn@jcir.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months and Six Ended June 30, 2012 and 2011

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues	$46,708	$37,595	$90,727	$69,469
Cost of revenues	40,350	30,811	78,030	56,632
Gross profit	6,358	6,784	12,697	12,837
Selling and administrative expenses:
Selling	1,229	1,010	2,056	1,991
Administrative	3,135	2,096	6,202	4,930
Total selling and administrative expenses	4,364	3,106	8,258	6,921
Gain on the sale/disposal/transfer of assets	460	22	1,378	23
Income from operations	2,454	3,700	5,817	5,939
Net interest income (expense)	(11)	(15)	(22)	(26)
Equity income (loss) of joint venture	(25)	(184)	66	(328)
Other income (expense), net	253	(79)	413	(79)
Income before income taxes	2,671	3,422	6,274	5,506
Income tax expense	(868)	(946)	(2,024)	(1,513)
Net earnings	$1,803	$2,476	$4,250	$3,993
Basic earnings per share	$0.13	$0.17	$0.30	$0.28

Diluted earnings per share	$0.13	$0.17	$0.30	$0.28

Weighted average shares outstanding:
Basic	13,969	14,431	14,103	14,375
Diluted	14,046	14,493	14,171	14,470

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,854	$39,889
Accounts receivable (net of allowance for doubtful accounts of $542 and $142, respectively)	29,440	30,579
Unbilled revenue	2,017	2,586
Inventories:
Finished goods, net	10,229	9,349
Work in process	995	301
Raw materials and components, net	5,755	5,270
Total inventories, net	16,979	14,920
Other current assets	7,723	8,446
Total current assets	92,013	96,420
Investment in joint venture	405	1,849
Property, plant and equipment (net of accumulated depreciation of $3,506 and $3,208, respectively)	9,051	9,419
Property held for sale	—	1,810
Note receivable	2,212	2,062
Other non-current assets	2,240	1,896
Total assets	$105,921	$113,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,054	$31,924
Other accrued expenses	3,403	4,820
Customer deposits/deferred revenue	5,029	5,037
Income tax payable	842	4,135
Total current liabilities	36,328	45,916
Other non-current liabilities	4,501	4,317
Total liabilities	40,829	50,233

Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,779 and 16,667 shares at June 30, 2012 and December 31, 2011, respectively; 14,066 and 14,512 shares outstanding at June 30, 2012 and December 31, 2011, respectively	167	167
Additional paid-in capital	37,551	37,234
Accumulated other comprehensive income:
Foreign currency translation	(177)	(137)
Minimum pension liability	81	81
Retained earnings	45,620	41,361
	83,242	78,706
Less 2,713 and 2,155 of common shares in treasury, at cost at June 30, 2012 and December 31, 2011, respectively	(18,150)	(15,483)
Total stockholders’ equity	65,092	63,223
Total liabilities and stockholders’ equity	$105,921	$113,456

Selected Cash Flow Statement Items (Unaudited):

	Six Months Ended June 30,
	2012	2011

Net cash (used in) operating activities	$(4,215)	$(183)

Cash flows from investing activities:
Capital expenditures	(172)	(2,036)
Proceeds from sale of assets	3,043	74
Net cash provided by (used in) investing activities	2,871	(1,962)

Cash flows from financing activities:
Purchase of treasury stock	(2,667)	—
Proceeds from exercise of stock options	—	146
Excess tax benefits from share-based compensation	—	293
Proceeds from employee stock purchase plan	—	164
Net cash (used in) provided by financing activities	(2,667)	603
Effect of exchange rate changes on cash and cash equivalents	(24)	91
Net (decrease) in cash and cash equivalents	(4,035)	(1,451)
Cash and cash equivalents at beginning of period	39,889	22,250
Cash and cash equivalents at end of period	$35,854	$20,799

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